COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN GENERAL MUNICIPAL BOND FUND, INC. AND THE
LEHMAN BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:

                          LEHMAN
                         BROTHERS             GENERAL
  PERIOD                MUNICIPAL            MUNICIPAL
                       BOND INDEX *       BOND FUND, INC.

  2/28/90                 10,000                10,000
  2/28/91                 10,922                10,904
  2/29/92                 12,013                12,250
  2/28/93                 13,666                14,226
  2/28/94                 14,423                15,008
  2/28/95                 14,694                15,019
  2/29/96                 16,318                16,494
  2/28/97                 17,217                17,161
  2/28/98                 18,791                18,623
  2/28/99                 19,947                19,456
  2/29/00                 19,530                18,521



*Source: Lipper Analytical Services, Inc.